Exhibit 99.1

JOANN Enters New Era of Creativity Poised to Serve the Sewing, Craft and DIY Industry with Lowest Level of Debt in More than a Decade

Apr 30, 2024

HUDSON, Ohio, April 30, 2024 (GLOBE NEWSWIRE) — JOANN, the nation’s category leader in sewing and fabrics with one of the largest arts and crafts offerings, announced today it has successfully emerged from its court-supervised financial restructuring process, and has substantially reduced its funded debt by half while further enhancing its liquidity through a $153 million exit financing facility that replaces the previously announced debtor- in-possession financing. The prepackaged Chapter 11 plan was supported by the Company’s lenders, creditors and industry partners, and became effective April 30, 2024, enabling JOANN to be in its best financial position in recent history.

As previously announced, there were no store closures or layoffs in connection with this process. From yarn and fabrics to crafts and home décor, JOANN continues to serve as a one-stop destination for creativity in its more than 800 stores, on JOANN.com and on its mobile app.

“For more than 80 years, JOANN has been a leader in the textiles, sewing and craft industries, and we are now moving forward on the strongest financial foundation in many years. I am confident in this company’s unique ability to continue serving and inspiring handmade happiness with our millions of loyal customers for a long time to come,” said Chris DiTullio, Chief Customer Officer and Co-Lead of the Interim Office of the CEO. “We see great opportunities ahead for this business and are as committed as ever to our customers, Team Members and communities nationwide.”

JOANN’s Prepackaged Joint Plan of Reorganization was confirmed by the Court on April 25 with the unanimous support from all voting creditors. The expedited process lasted less than 45 days thanks to strong alignment and support among all involved parties. In conjunction with its exit from the court supervised process, JOANN is now a private company.

Scott Sekella, Chief Financial Officer and Co-Lead of the Interim Office of the CEO, added, “We are very pleased with how smoothly and swiftly this process has progressed and are incredibly appreciative of the support from our lenders, creditors and industry partners, not to mention our more than 18,000 Team Members in our stores, distribution centers and corporate headquarters who remain committed to our mission. We have now emerged as a significantly strengthened business and will continue to invest in our teams, communities and the customer experience.”

For more information on JOANN, visit JOANN.com.

About JOANN

For 80 years, JOANN has inspired creativity in the hearts, hands, and minds of its customers. From a single storefront in Cleveland, Ohio, the nation’s category leader in sewing and fabrics and one of the fastest growing competitors in the arts and crafts industry has grown to include over 800 store locations across 49 states and a robust e-commerce business. With the goal of helping every customer find their creative Happy Place, JOANN serves as a convenient single source for all of the supplies, guidance, and inspiration needed to achieve any project or passion.

Amanda Hayes amanda.hayes@joann.com